UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2024

Keros Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39264	81-1173868
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1050 Waltham Street, Suite 302 Lexington, Massachusetts		02421
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (617) 314-6297

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	KROS	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 3, 2024, Keros Therapeutics, Inc. (the “Company”) entered into an Exclusive License Agreement (the “Agreement”) with Takeda Pharmaceuticals U.S.A., Inc. (“Takeda”). Under the terms of the Agreement, the Company has granted Takeda the exclusive right to develop, manufacture, and commercialize the Company’s product candidate, elritercept (KER-050), and certain derivative compounds. This exclusive right applies globally, excluding the territories of mainland China, Hong Kong, and Macau (the “Territory”).

Under the Agreement, Takeda will make an upfront payment to the Company of $200.0 million. In addition to the upfront payment, the Company is entitled to receive up to an aggregate of (i) $370.0 million upon the achievement of specified development and commercial milestones; and (ii) $740.0 million upon the achievement of specified sales milestones. If a licensed product is approved for marketing in the Territory, the Company will be entitled to receive royalty payments based on tiered increments of annual net sales in the Territory, with such percentage ranging from the low double-digits to high teens, subject to specified potential royalty reductions.

Takeda’s obligation to pay royalties for a given licensed product in a given country in the Territory will begin on the date of the first commercial sale for such licensed product in such country and continue until the latest of (i) 10 years from the date of the first commercial sale for such licensed product in such region, (ii) the expiration of the last valid claim of certain licensed patents, and (iii) expiration of regulatory exclusivity in such region.

The Agreement will continue in force until the expiration of the royalty term. Takeda may terminate the Agreement (i) in its entirety or on a country-by-country basis for convenience, with notice or (ii) if Takeda reasonably determines that the development, manufacture, and commercialization of the licensed compound or licensed product pose a safety or public health risk. The Company may terminate the Agreement in its entirety in the event that Takeda or its affiliates bring a patent challenge. Either party may terminate the Agreement in its entirety (i) if antitrust clearance is not obtained within a specified period after the Effective Date; (ii) if the other party materially breaches the Agreement and fails to cure such breach; or (iii) upon the bankruptcy of the other party.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2024.

Item 8.01 Other Events.

On December 3, 2024, the Company issued a press release announcing it entered into the Agreement with Takeda. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit
No.	Description
99.1	Press Release dated December 3, 2024.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir Seehra
Jasbir Seehra, Ph.D. Chief Executive Officer
Dated: December 3, 2024